Exhibit 5.1

January 19, 2018

Ampco-Pittsburgh Corporation

726 Bell Avenue, Suite 301

Pittsburgh, PA 15106

Ladies and Gentlemen:

I have acted as your counsel in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “1933 Act”) for the registration of 1,776,604 shares (the “Shares”) of Common Stock, par value $1.00 per share, of Ampco-Pittsburgh Corporation, a Pennsylvania corporation.

You have requested my opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, I have examined the Registration Statement, the Company’s Restated Articles of Incorporation, the Company’s Amended and Restated By-Laws and the corporate action of the Company that provides for the issuance of the Shares, and I have made such other investigation as I have deemed appropriate. I have examined and relied upon certificates of public officials. In rendering my opinion, I also have made the assumptions that are customary in opinion letters of this kind. I have not verified any of those assumptions.

My opinion set forth below is limited to the law of the Commonwealth of Pennsylvania, including the applicable provisions of the Pennsylvania Business Corporation Law of 1988, Pennsylvania Constitution and reported judicial decisions interpreting those laws.

Based upon and subject to the foregoing, it is my opinion that the Shares have been duly authorized for issuance by the Company and were validly issued and are fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving my consent I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations thereunder.

Yours truly,

/s/ Maria Trainor

Maria Trainor